Exhibit 99.1

Dyax Corp. Announces Second Quarter 2009 Financial Results

CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 22, 2009--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the second quarter ended June 30, 2009. Dyax will host a webcast and conference call at 10 a.m. (ET) this morning to review the financial results and corporate progress for the quarter.

Financial Results

Total revenues for the second quarter ended June 30, 2009 increased to $4.2 million from $3.8 million for the comparable quarter in 2008. Total revenues for the six months ended June 30, 2009 increased to $10.2 million from $6.5 million for the comparable period in 2008. For the six month 2009 period, the increase in revenues was primarily due to additional revenue recognized under the Company’s Licensing and Funded Research Program (LFRP), as well as $1.3 million of revenue recognized under a collaboration agreement entered into during the second quarter of 2008. Quarterly revenues are expected to fluctuate due to the timing and amount of future milestone payments, the clinical activities of collaborators and licensees, and the timing and completion of contractual commitments.

Research and development expenses for the second quarter of 2009 decreased to $11.2 million, as compared to $18.0 million for the comparable quarter in 2008. For the six months ended June 30, 2009, research and development expenses decreased by $4.6 million to $30.5 million, as compared to $35.1 million for the comparable period in 2008. For the six month 2009 period, the decrease in expenses was primarily due to cost savings resulting from the restructuring in March 2009, the closure of the Company’s Liege, Belgium research facility in mid-2008, and lower clinical trials costs. These decreases were offset by an increase of approximately $8.0 million in 2009 costs associated with the manufacture of DX-88. Excluding these DX-88 manufacturing costs, research and development expenses for the six month period of 2009 decreased by $12.6 million versus the comparable period in 2008.

General and administrative expenses were unchanged at $5.2 million for both the second quarter of 2009 and 2008. For the six months ended June 30, 2009, general and administrative expenses increased to $13.0 million, as compared to $10.8 million for the comparable period in 2008. The higher general and administrative costs in 2009 were primarily due to increased infrastructure to support plans for commercialization of DX-88 for hereditary angioedema (HAE) and charges for share-based compensation expense, as required under Statements of Financial Accounting Standards No. 123R.

For the quarter ended June 30, 2009, Dyax reported a net loss of $14.8 million or $0.23 per share, as compared to a net loss of $24.9 million or $0.41 per share for the comparable quarter in 2008. For the six months ended June 30, 2009, the net loss was $39.7 million or $0.63 per share, as compared to $46.2 million or $0.76 per share for the comparable period in 2008.

As of June 30, 2009, Dyax had cash, cash equivalents, and short-term and long-term investments totaling $55.6 million, exclusive of restricted cash.

Corporate Progress and Guidance

“During the quarter, the FDA accepted for review Dyax’s submission in response to the FDA’s complete response letter received in the first quarter and assigned a new Prescription Drug User Fee Act action date for the DX-88 Biologics License Application of December 1, 2009. This marked a significant milestone for Dyax and the HAE community, bringing us one step closer toward approval of DX-88 for acute attacks of HAE,” stated Gustav A. Christensen, President and Chief Executive Officer of Dyax.

Mr. Christensen continued, “The LFRP is a key component of our overall business strategy for Dyax, and we are pleased to report on its recent developments. We made progress in growing the extensive LFRP portfolio of licensees with the signing of three new licensing agreements. These include an antibody research agreement with Novo Nordisk, an antibody therapeutic funded research collaboration with Kolltan Pharmaceuticals, and a patent license agreement with Sangamo BioSciences, Inc. During the quarter, we also saw the expansion and maturation of the LFRP pipeline, which now consists of one marketed drug and fourteen product candidates in clinical development. These developments continue to validate our proprietary phage display technology as an important drug discovery tool for the industry.”

2009 Guidance

George Migausky, Executive Vice President and Chief Financial Officer of Dyax, stated, “During 2009, we have taken multiple steps to support our long-term business strategy and strengthen our balance sheet. These include expanded partnerships, disciplined cost management and new financial transactions that provide additional resources, as we move forward with our pre-launch commercial activities for DX-88. We expect to continue to deliver on these business objectives by completing additional strategic transactions. At this time, we believe we have the cash and resources at Dyax to support ongoing operations well into 2010.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session.

Date:	Wednesday, July 22, 2009
Time:	10:00 a.m. ET
Telephone Access:	Domestic callers, dial 866-831-6267
International callers, dial 617-213-8857
Passcode 28783065
Online Access:	Go to the Investor Relations section of the Dyax website
(www.dyax.com) and follow instructions for accessing the live webcast.
Participants may register in advance.

A replay of the conference call will be available through August 22, 2009 and may be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode for all callers is 69400483. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on inflammatory and oncology indications. Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development. Dyax’s lead product candidate is DX-88 (ecallantide), a recombinant small protein that is currently being evaluated for its therapeutic potential in two separate indications. On June 1, 2009, Dyax submitted a response to the FDA’s Complete Response letter regarding the review of Dyax’s Biologics License Application (BLA) of DX-88 for the treatment of hereditary angioedema (HAE). The FDA accepted the submission and assigned Dyax’s BLA a new Prescription Drug User Fee Act (PDUFA) action date of December 1, 2009. DX-88 has orphan drug designation in the U.S. and E.U., as well as Fast Track designation in the U.S., for this indication. Additionally, DX-88 is being evaluated in two Phase 2 trials for the reduction of blood loss during on-pump cardiac surgery (CTS), which are being conducted by Dyax’s partner in this indication, Cubist Pharmaceuticals. Dyax licensed to Cubist the intravenous formulation of DX-88 for surgical indications in North America and Europe. DX-88 and other compounds in Dyax’s pipeline were identified using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly with over 70 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents. Dyax is headquartered in Cambridge, Massachusetts. For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements regarding Dyax Corp. These statements include statements regarding Dyax’s future cash resources, its projected use of cash and savings from recent cost reductions, its timing and prospects for review and FDA approval of the BLA for DX-88 for HAE, and the prospects for additional funding from strategic transactions. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: DX-88 could take a significantly longer time to gain regulatory approval than Dyax expects or may never gain approval; others may develop technologies or products superior to DX-88; another product is on the market before DX-88; DX-88 may not gain market acceptance; Dyax’s dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products; the uncertainty of negotiations with potential partners and collaborators; Dyax’s changing requirements and costs associated with planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to in Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed subsequently with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are registered trademarks of Dyax Corp.

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In thousands, except share and per share data)

Product development and license fee revenues	$4,235	$3,831	$10,214	$6,474

Operating expenses:
Research and development	11,227	17,993	30,498	35,139
Restructuring costs	-	3,755	1,936	3,755
Impairment of fixed assets	-	352	-	352
General and administrative	5,163	5,246	12,992	10,767
Total operating expenses	16,390	27,346	45,426	50,013

Loss from operations	(12,155)	(23,515)	(35,212)	(43,539)
Other expense, net	(2,652)	(1,397)	(4,486)	(2,708)

Net loss	$(14,807)	$(24,912)	$(39,698)	$(46,247)

Basic and diluted net loss per share	$(0.23)	$(0.41)	$(0.63)	$(0.76)

Shares used in computing basic and diluted net loss per share	63,679,410	60,562,606	63,386,244	60,513,439
SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

	June 30,	December 31,
	2009	2008
	(In thousands)

Cash, cash equivalents and investments	$55,610	$58,460
Total assets	$66,322	$75,075
Deferred revenue	$30,771	$31,386
Note payable and other long-term obligations	$59,047	$48,499
Total liabilities	$104,550	$95,119
Total liabilities and stockholders' deficit	$66,322	$75,075

CONTACT:
Dyax Corp.
George Migausky, 617-250-5733
Executive Vice President
and Chief Financial Officer
gmigausky@dyax.com
or
Nicole Jones, 617-250-5744
Director, Investor Relations and
Corporate Communications
njones@dyax.com